FOR:	PW Eagle, Inc.
1550 Valley River Drive
Eugene, OR 97440
(Nasdaq-NMS: "PWEI")

CONTACT:	Scott Long
Chief Financial Officer, PW Eagle, Inc.
541-343-0200

PW EAGLE ANNOUNCES AGREEMENT FOR SALE OF SUBSIDIARY'S INTEREST IN WL PLASTICS

EUGENE, OR. October 3, 2005 -- PW Eagle, Inc. ("PW Eagle") announced today that its majority-owned subsidiary, USPoly Company ("USPoly"), has executed an agreement for the sale of its interest in WL Plastics Corporation ("WL Plastics"). The completion of the sale is subject to certain closing conditions, including financing contingencies. If the sale is completed, PW Eagle anticipates that it will close in the fourth quarter of 2005. The expected net after-tax gain on the sale is estimated to be approximately $13 million. USPoly will use proceeds from the sale to pay down debt. There can be no guarantee that the sale will close within the expected timeframe, or at all.

PW Eagle, Inc. is a leading extruder of PVC pipe products and its majority-owned subsidiary, USPoly Company, is an extruder of PE pipe and tubing products. Together they operate fourteen manufacturing facilities across the United States. PW Eagle's common stock is traded on the Nasdaq Market under the symbol "PWEI".

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING INFORMATION AND ACTUAL RESULTS MAY DIFFER

Statements that PW Eagle, Inc. may publish, including those in this announcement that are not strictly historical are "forward looking" statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made in this press release, which relate to USPoly's consummation of the sale of its interest in WL Plastics and the expected gain to be realized from the sale, involve known and unknown risks and uncertainties that may cause the actual results to differ materially from those expected and stated in this announcement. Actual results could differ if closing conditions are not satisfied, if the transaction is not consummated for any other reason, or if economic conditions change. Further, there can be no assurance that USPoly will be able to consummate the sale of its interest in WL Plastics within the expected timeframe, or at all, or that the expected gain from the sale will be realized. We undertake no obligation to update "forward-looking" statements.

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